Synergy Financial Group, Inc. Announces Completion of Subscription Offering and Commencement of Community Offering


Cranford, New Jersey,  December 16, 2003 - Synergy Financial Group, Inc. (OTCBB:
SYNF) announced today that it has completed its subscription offering to depositors and has commenced its community offering in connection with its Plan of Reorganization ("Plan") from a mutual holding company to a full stock company, commonly referred to as a "second-step conversion."

         Under the terms of the Plan, a new stock holding company - also to be known as Synergy Financial Group, Inc. ("Synergy" or the "Company") - is offering a minimum of 4,522,167 and an adjusted maximum of 7,035,918 shares in the subscription and community offerings. An additional 3,481,072 to 5,416,180 shares will be issued to the existing minority shareholders of Synergy Financial Group, Inc. in exchange for their existing shares at an exchange ratio to be determined upon completion of the offerings. The Company has received approval from Nasdaq to have its common stock quoted on the Nasdaq National Market under the symbol "SYNF" upon completion of the offerings.

         The Company has received subscriptions for approximately 4.1 million shares from its depositors in the subscription offering, which expired on Monday, December 15, 2003. In addition, the Company's employee stock ownership plan has subscribed for 8% of the shares to be sold in the offerings. The remaining shares are being offered in the community offering, which will terminate at noon on January 7, 2004, unless extended by the Company. The completion of the offerings and the number of shares to be issued and sold in the reorganization are subject to regulatory approval and approval of the Plan by the members of Synergy, MHC and the shareholders of Synergy Financial Group, Inc.

         The terms and conditions of the community offering are more fully set forth in the Company's prospectus. The offering is made only by the prospectus and shares may only be subscribed for using the order forms provided by the Company. Persons interested in subscribing for stock in the community offering may request a prospectus and order form by calling the Company's Conversion Center at (908) 956-4011. Interested persons should request offering materials and return order forms promptly.

         The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only by the prospectus.

                                       ###